UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 18, 2009
I-FLOW CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18338 (Commission File Number)	33-0121984 (IRS Employer Identification No.)

c/o Kimberly-Clark Corporation P. O. Box 619100 Dallas, Texas (Address of Principal Executive Offices)	75261-9100 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (949) 206-2700
20202 Windrow Drive, Lake Forest, CA 92630
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 24, 2009, I-Flow Corporation (“I-Flow”) notified NASDAQ Stock Market LLC (“NASDAQ”) of the effectiveness of the merger (the “Merger”) of Boxer Acquisition, Inc. (“Purchaser”), a wholly owned subsidiary of Kimberly-Clark Corporation (“Kimberly-Clark”), with and into I-Flow pursuant to the Agreement and Plan of Merger, dated as of October 8, 2009, among Kimberly-Clark, Purchaser and I-Flow (the “Merger Agreement”). In connection with the Merger, I-Flow requested that NASDAQ file a notice of delisting on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister its common stock, par value $0.001 per share, and the associated preferred stock purchase rights.
Item 5.01. Changes in Control of Registrant.
On November 18, 2009, Kimberly-Clark announced the successful completion of the initial offering period for its tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of I-Flow, par value $0.001 per share (together with the associated preferred stock purchase rights, the “Shares”), at a price of $12.65 per Share, net to the seller in cash, without interest and less any required withholding taxes. The Offer was conducted by the Purchaser pursuant to the Merger Agreement. The Purchaser acquired a total of approximately 21,279,272 Shares pursuant to the initial offering period (representing approximately 87.1% of the outstanding Shares), resulting in a change in control of I-Flow. As a result, Kimberly-Clark became entitled under the Merger Agreement to elect a number of directors of I-Flow commensurate with the Purchaser’s percentage ownership of Shares outstanding.
On November 18, 2009, Purchaser commenced a subsequent offering period pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended, to acquire all remaining untendered Shares. Following the completing of a subsequent offering period Purchaser owned approximately 90.8% of the outstanding Shares of I-Flow.
On November 24, 2009, pursuant to the Merger Agreement, Kimberly-Clark effected the Merger under Section 253 of the Delaware General Corporation Law. As a result of the Merger, I-Flow became a wholly owned subsidiary of Kimberly-Clark.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
On November 18, 2009, in connection with the completion of the initial offering period, each of Donald M. Earhart, James J. Dal Porto, Erik H. Loudon and John H. Abeles resigned as directors of I-Flow. In addition, Mr. Earhart resigned from his positions as President, Chief Executive Officer and Chairman of the Board, Mr. Dal Porto resigned from his position as Chief Operating Officer and James R. Talevich resigned from his position as Chief Financial Officer. Pursuant to the Merger Agreement, on November 20, 2009, Joanne B. Bauer, Christian A. Brickman, Mark A. Buthman and Thomas J. Mielke were appointed as directors of I-Flow.

On November 24, 2009, pursuant to the Merger Agreement, Steven E. Voskuil became a director of I-Flow and Jack H. Halperin, Joel S. Kanter, Henry Tsutomu Tai, Ms. Bauer and Messrs. Brickman and Mielke ceased to be directors of I-Flow. In addition, in connection with the Merger, Ms. Bauer was appointed as I-Flow’s President and Chief Executive Officer, Mr. Buthman was appointed as I-Flow’s Chief Financial Officer, and Mr. Mielke was appointed as Executive Vice President. Ms. Bauer and Messrs. Buthman, Brickman and Mielke have not entered into any material plan, contract or arrangement with I-Flow in connection with their appointments as officers of I-Flow.
Joanne B. Bauer, 54, was elected President — Global Health Care of Parent in 2006. She is responsible for Parent’s global health care business, which includes a variety of medical supplies and devices. Ms. Bauer joined Parent in 1981. Her past responsibilities have included various marketing and management positions in the Adult Care and Health Care businesses. She was appointed Vice President of KimFibers, Ltd. in 1996; Vice President of Global Marketing for Health Care in 1998; and President of Health Care in 2001.
Christian A. Brickman, 44, was elected Senior Vice President and Chief Strategy Officer of Parent in September 2008. He is responsible for leading the development and monitoring of Parent’s strategic plans and processes to enhance Parent’s enterprise growth initiatives. Prior to joining Parent in 2008, Mr. Brickman served as a Principal of McKinsey & Company, Inc., a management consulting firm, from 2003 to 2008, and as an Associate Principal from 2001 to 2003.
Mark A. Buthman, 49, was elected Senior Vice President and Chief Financial Officer of Parent in 2003. Mr. Buthman joined Parent in 1982. He has held various positions of increasing responsibility in the operations, finance and strategic planning areas of Parent. Mr. Buthman was appointed Vice President of Strategic Planning and Analysis in 1997 and Vice President of Finance in 2002.
Thomas J. Mielke, 51, was elected Senior Vice President — Law and Government Affairs and Chief Compliance Officer of Parent in 2007. His responsibilities include Parent’s legal affairs, internal audit and government relations activities. Mr. Mielke joined Parent in 1988. He held various positions within the legal function and was appointed Vice President and Chief Patent Counsel in 2000, and Vice President and Chief Counsel — North Atlantic Consumer Products in 2004.
Stephen E. Voskuil, 41, has served as Vice President and Treasurer of Kimberly-Clark since January 2008. Prior to this appointment, he held a variety of other positions with Kimberly-Clark.
Item 5.03. Amendments to Articles of Incorporation or Bylaws.
On November 24, 2009, pursuant to the Merger Agreement, the certificate of incorporation and bylaws of I-Flow were amended and restated in their entirety. Copies of I-Flow’s certificate of incorporation and bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
3.1	Second Amended and Restated Certificate of Incorporation of I-Flow Corporation

3.2	Bylaws of I-Flow Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-FLOW CORPORATION
Date: November 24, 2009	By:	/s/ Mark A. Buthman
		Name:	Mark A. Buthman
		Title:	Chief Financial Officer

EXHIBIT INDEX
3.1	Second Amended and Restated Certificate of Incorporation of I-Flow Corporation

3.2	Bylaws of I-Flow Corporation

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